EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 9, 2005

Contact:	John Breed (713) 209-8835

COOPER INDUSTRIES RAISES ANNUAL DIVIDEND

HOUSTON, Feb. 9 — The board of directors of Cooper Industries, Ltd. (NYSE:CBE) announced today that it has increased the annual dividend rate on the Company’s common stock by 8 cents per share to $1.48, or 37 cents per quarter. This represents a 5.7 percent increase over the prior quarterly dividend of 35 cents per share. The board declared that the first quarterly dividend at the new rate will be payable on April 1, 2005, to shareholders of record on March 1, 2005.

     “The strategic actions that we have taken to reshape our financial and operating structure have considerably strengthened the Company’s ongoing performance and positioned Cooper for continued growth,” said H. John Riley, Jr., chairman and chief executive officer. “Consequently, we believe it is appropriate to increase the return for Cooper shareholders by raising our dividend,” added Riley.

     Cooper also today announced that it has reduced the size of its Board of Directors to 10 members. Clifford J. Grum, deputy chairman, has retired from Cooper’s Board of Directors effective immediately, in accordance with the Company’s tenure policy.

     “On behalf of Cooper’s officers, employees and shareholders, I would like to thank Clifford Grum for his 23 years of service on Cooper’s Board of Directors,” said H. John Riley, Jr., chairman and chief executive officer. “We are grateful for Clifford’s contributions to the Board and for his service to Cooper and its shareholders.”

-more-

Cooper Industries	Page 2

     Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, with administrative headquarters in Houston, Texas, Cooper has more than 26,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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